As filed with the Securities and Exchange Commission on October 6, 2023

Registration No. 333-255203

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bank of South Carolina Corporation

(Exact name of registrant as specified in its charter)

South Carolina	57-1021355
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

256 Meeting Street

Charleston, South Carolina 29401

(Address of Principal Executive Offices) (Zip Code)

Bank of South Carolina Corporation 2021 Stock Incentive Plan for Independent Directors

(Full title of the Plan)

Copy to:

Eugene H. Walpole, IV

President and Chief Executive Officer

Bank of South Carolina Corporation

256 Meeting Street

Charleston, South Carolina 29401

(336) 751-5755

(Name, address, and telephone number of agent for service)

Jonathan A. Greene Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, North Carolina 27617 (919) 781-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new for revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (File No. 333-255203) of Bank of South Carolina Corporation (the “Registrant”), filed with the Securities and Exchange Commission on April 13, 2021 (the “Registration Statement”). The Registration Statement registered 150,000 shares of the Registrant’s common stock under the Registrant’s 2021 Stock Incentive Plan for Independent Directors.

The Registrant intends to terminate and suspend all reporting obligations with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement by deregistering all shares that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of South Carolina, on October 6, 2023.

BANK OF SOUTH CAROLINA CORPORATION

By:	/s/ Eugene H. Walpole, IV
Eugene H. Walpole, IV
President and Chief Executive Officer
(Duly Authorized Representative)

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act.